                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]  Preliminary proxy statement            [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ]  Definitive proxy statement
[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               SANMINA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed: December 15, 1999

                              SANMINA CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 2000

     The Annual Meeting of Stockholders of Sanmina Corporation (the 'Company') will be held on Friday, January 28, 2000, at 11:00 a.m., local time, at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035 (telephone 408-943-0600) for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

     1. To elect directors of Sanmina.

     2. To approve amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

     3. To confirm the appointment of Arthur Andersen LLP as the independent public accountants of Sanmina for the fiscal year ending September 30, 2000.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 18, 1999 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Christopher D. Mitchell
                                          Secretary
San Jose, California
December 27, 1999

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                              SANMINA CORPORATION

                              PROXY STATEMENT FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Sanmina Corporation ("Sanmina") for use at the Annual Meeting of Stockholders to be held on Friday, January 28, 2000 at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035. The telephone number at the meeting location is (408) 943-0600.

     This Proxy Statement was mailed on or about December 27, 1999, to all stockholders entitled to vote at the meeting.

RECORD DATE AND STOCK OWNERSHIP

     Stockholders of record at the close of business on December 18, 1999 (the "Record Date") are entitled to vote at the meeting. As of December 18, 1999, 58,995,519 shares of Sanmina's Common Stock were issued and outstanding and held of record by approximately 1,030 stockholders.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of Sanmina as of October 2, 1999, as to (i) each person who is known to Sanmina to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below and
(iv) all directors and executive officers as a group.

                                                                 SHARES      APPROXIMATE
                                                              BENEFICIALLY     PERCENT
                            NAME                                 OWNED          OWNED
                            ----                              ------------   -----------
AXA Assurances I.A.R.D. Mutuelle............................   9,692,971        16.5%
1290 Avenue of the Americas
New York, New York 10104
Jure Sola(1)................................................   1,051,182         1.8%
Randy W. Furr(1)............................................     384,841           *
Michael Landy(1)............................................     117,088           *
Bernard V. Vonderschmitt(1).................................      58,032           *
Mario M. Rosati(1)..........................................      36,457           *
John C. Bolger(1)...........................................      23,582           *
Neil R. Bonke(1)............................................      19,191           *
Elizabeth D. Jordan(1)......................................      10,376           *
Joseph M. Schell(1).........................................          --           *
All Directors and executive officers as a group(1)..........   1,700,749         2.9%

---------------
 *  Less than 1%.

(1) Includes stock issuable upon exercise of options that are exercisable within 60 days after October 2, 1999.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Sanmina a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of Sanmina's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors and for the confirmation of the appointment of the designated independent public accountants and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. Sanmina believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by Sanmina. Sanmina may retain the services of its transfer agent, Norwest Bank Minnesota, N.A., or other proxy solicitors to solicit proxies, for which Sanmina estimates that it would pay fees not to exceed an aggregate of $20,000. In addition, Sanmina expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of Sanmina's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals that are intended to be presented by stockholders of Sanmina at the 2001 Annual Meeting must be received by Sanmina no later than September 1, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. Messrs. Sola, Bolger, Bonke, Furr, Rosati, Schell, and Vonderschmitt are presently directors of Sanmina. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them in accordance to assure the election of as many of the Board's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person's successor has been elected.

     The Board of Directors recommends a vote FOR the nominees listed below:

      NAME OF NOMINEE        AGE               PRINCIPAL OCCUPATION               DIRECTOR SINCE
      ---------------        ---               --------------------               --------------
Jure Sola..................  47    Chairman and Chief Executive Officer of             1989
                                   Sanmina Corporation
John C. Bolger.............  53    Independent Consultant                              1994
Neil R. Bonke..............  58    Chairman of Electroglas, Inc. (Retired),            1995
                                   Private Investor
Randy W. Furr..............  45    President and Chief Operating Officer of            1999
                                   Sanmina Corporation
Mario M. Rosati............  53    Member, Wilson Sonsini Goodrich & Rosati            1997
Joseph M. Schell...........  53    Independent Consultant                              1999
Bernard V. Vonderschmitt...  76    Chairman of the Board of Xilinx, Inc.               1990

     Mr. Sola co-founded Sanmina in 1980 and initially held the position of Vice President of Sales and was responsible for the development and growth of Sanmina's sales organization. He became Vice President and General Manager in October 1987 with responsibility for all manufacturing operations as well as sales and marketing. Mr. Sola has been a director of Sanmina since July 1989, was elected President in October 1989 and has served as Chairman of the Board and Chief Executive Officer since April 1991.

     Mr. Bolger has been a director of Sanmina since 1994. From June 1989 through April 1992, he served as Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems. Mr. Bolger is currently an independent business consultant and serves as a director of Integrated Device Technology, Inc., Integrated Systems, Inc., TCSI, Inc. and Mission West Properties, Inc.

     Mr. Bonke has been a director of Sanmina since 1995. He also serves on the Board of Directors of Electroglas, Inc., FSI International and SpeedFam International, all semiconductor equipment companies. Mr. Bonke previously served as the Chairman of the Board of Electroglas, Inc. From April 1993 to April 1996, he served as Chief Executive Officer of Electroglas. From September 1990 to April 1993, Mr. Bonke was a Group V.P. and President of Semiconductor Operations of General Signal Corp.

     Mr. Furr joined Sanmina as Vice President and Chief Financial Officer in August 1992. In March 1996, Mr. Furr was appointed President and Chief Operating Officer. Mr. Furr was appointed to the board of directors in December 1999. From April to August 1992, Mr. Furr was Vice President and Chief Financial Officer of Aquarius Systems Inc. North America ("ASINA"), a manufacturer of personal computers. Prior to working at ASINA, he held numerous positions in both financial and general management for General Signal Corporation during a 13-year period, serving most recently as Vice President and General Manager of General Signal Thinfilm Company. Mr. Furr is a Certified Public Accountant.

     Mr. Rosati has been a director of Sanmina since 1997. He has been a member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1971. Mr. Rosati is a director of Aehr Test Systems, a manufacturer of computer hardware testing systems, Genus, Inc., a semiconductor equipment manufacturer, Ross Systems, Inc., a software company, C-ATS Software, Inc., a financial database software company, MyPoints.com, Inc., a web and email-based direct marketing company, Symyx Technologies, Inc., a combinatorial materials science company and The Management Network Group, Inc., a management consulting firm focused on the telecommunications industry, all publicly-held companies. He is also a director of several privately-held companies.

     Mr. Schell was appointed to the board of directors in December 1999. From 1985 to 1999, he served as Senior Managing Director at Montgomery Securities (recently named Banc of America Securities). Mr. Schell also serves on the board of directors of Dycom Industries, Inc. and the Good Guys, Inc., both publicly traded companies.

     Mr. Vonderschmitt has been a director of Sanmina since October 1990. He co-founded Xilinx, Inc., a manufacturer of field programmable gate array semiconductor products and related system software, served as its Chief Executive Officer and as a director from its inception in February 1984 through February 1996, and has served as the Chairman of its Board of Directors since February, 1996. He is also a director of International Microelectronic Products, Inc., and Credence Systems Corporation.

     There are no family relationships among directors or executive officers of Sanmina.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors of Sanmina held five meetings during the fiscal year ended October 2, 1999. No nominee who was a director during the entire fiscal year attended fewer than 75 percent of the meetings of the Board of Directors or of committees on which such person served.

     The Board of Directors has an Officer Stock Committee, an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The Officer Stock Committee consists of directors Bonke and Vonderschmitt. The Officer Stock Committee reviews and makes recommendations to the Board concerning option grants to executive officers of Sanmina. The Officer Stock Committee held one meeting during the last fiscal year.

     The Audit Committee consists of directors Bonke and Bolger. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by Sanmina's independent public accountants. The Audit Committee held five meetings in the last fiscal year.

     The Compensation Committee consists of directors Bonke, Sola and Vonderschmitt. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for executive officers and certain employees of Sanmina. The Compensation Committee held two meetings during the last fiscal year. Mr. Sola, Chairman and Chief Executive Officer of Sanmina, participates fully with all other committee members in recommending salaries and incentive compensation to the board of directors, except that he does not participate in committee proceedings relating to his salary and compensation.

     Directors who are not employees of Sanmina ("Outside Directors") are paid an annual retainer of $10,000, a fee of $2,000 for attending each board meeting and a fee of $1,000 for attending each committee meeting. The directors are reimbursed for travel and related expenses incurred by them in attending board and committee meetings. Prior to the adoption of Sanmina's 1995 Director Option Plan (the "Director Option Plan"), Outside Directors received initial and annual grants of options to purchase shares of Sanmina's Common Stock under Sanmina's Amended 1990 Incentive Stock Plan. Since the adoption of the Director Option Plan in January 1996, Outside Directors have received the same initial and annual grants only under the Director Option Plan under substantially similar terms as under the Stock Plan.

     Under the Director Option Plan, upon first becoming a director, each new Outside Director will receive an automatic grant of an option to purchase up to 20,000 shares of Common Stock and each continuing Outside Director will receive (provided that such Outside Director has been a director for at least four months prior to such grant), on October 1 of each year, an automatic grant of an option to purchase up to 10,000 shares of Common Stock.

CHANGE OF CONTROL ARRANGEMENTS

     In June 1999, Sanmina's Board of Directors approved a change of control arrangement with Elizabeth D. Jordan, Sanmina's Executive Vice President and Chief Financial Officer. Under the arrangement, all unvested stock options held by such individual under any of Sanmina's stock option plans would become fully vested and exercisable upon the occurrence of a change of control of Sanmina. A change of control is defined to include certain mergers, asset sales, or consolidations, the acquisition of more than fifty percent (50%) of Sanmina by any person or certain changes in the composition of the Board of Directors. Sanmina's other executive officers are covered under similar arrangements that were approved by Sanmina's board of directors in January 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table sets forth the compensation paid by Sanmina for each of the three fiscal years in the period ended October 2, 1999 to the Chief Executive Officer and all other executive officers of
Sanmina:

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                    ANNUAL COMPENSATION         AWARDS         ALL OTHER
                                           FISCAL   --------------------      OF OPTIONS      COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR    SALARY($)   BONUS($)   (# OF SHARES)(2)      ($)(1)
       ---------------------------         ------   ---------   --------   ----------------   ------------
Jure Sola................................   1999    $425,000    $530,000       125,000          $50,569
Chief Executive Officer and                 1998     375,000     470,000       200,000           49,684
  Chairman of the Board                     1997     310,000     385,000       203,000           48,237
Randy W. Furr............................   1999    $325,000    $400,000       100,000          $27,596
  President, Chief Operating Officer        1998     290,000     365,000       140,000           26,711
                                            1997     240,000     295,000       110,000           25,266
Elizabeth D. Jordan......................   1999    $141,000    $ 70,000        22,500          $ 2,940
  Executive Vice President and              1998     112,000      35,000        25,000            2,750
  Chief Financial Officer(3)
Michael J. Landy.........................   1999    $210,000    $100,000        30,000          $ 7,964
  Executive Vice President, Sales and       1998     190,000      90,000        40,000            7,426
  Marketing(4)...........................   1997     140,000      75,000        33,000            7,200
Bernard J. Whitney.......................   1999    $158,000          --        50,000          $ 5,985
  Executive Vice President and              1998     185,000     100,000       $    --           10,021
  Chief Financial Officer(5)                1997      27,750      10,000       100,000            1,110

---------------
(1) Includes car allowance and premium payments for executive life, medical and dental insurance.

(2) All share amounts reported reflect the 2 for 1 stock splits of Sanmina's Common Stock effected in March 1996 and June 1998.

(3) Ms. Jordan joined Sanmina in October 1997 as Corporate Controller and was named Vice President of Finance in October 1998. She became Executive Vice President and Chief Financial Officer in June 1999.

(4) Mr. Landy was promoted to Vice President, Sales and Marketing in October 1997 and to Executive Vice President, Sales and Marketing in October 1998.

(5) Mr. Whitney resigned from Sanmina in June 1999.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended October 2, 1999 to each executive officer named in the Summary Compensation Table above:

                                            % OF TOTAL
                                             OPTIONS                                  STOCK PRICE APPRECIATION FOR
                                            GRANTED TO    EXERCISE OR                        OPTION TERM(2)
                               OPTIONS      EMPLOYEES    BASE PRICE(1)   EXPIRATION   -----------------------------
           NAME             GRANTED(1)(#)    IN FY99        ($/SH)          DATE          5%($)          10%($)
           ----             -------------   ----------   -------------   ----------   -------------   -------------
Jure Sola.................     125,000         6.3          $23.88        10/05/08     $1,877,250      $4,757,321
Randy W. Furr.............     100,000         5.1          $23.88        10/05/08     $1,501,800      $3,805,857
Elizabeth D. Jordan.......       7,500         0.4          $23.88        10/05/08     $  112,635      $  285,439
Elizabeth D. Jordan.......      15,000         0.8          $73.63        06/11/09     $  694,583      $1,760,209
Michael J. Landy..........      30,000         1.5          $23.88        10/05/08     $  450,540      $1,141,757

---------------
(1) The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of Sanmina's stock price. The Company did not use an alternative formula for a grant date valuation, as Sanmina does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) All share amounts reported reflect the 2 for 1 splits of Sanmina's Common Stock effected in March 1996 and June 1998.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the fiscal year ended October 2, 1999 and the year-end value of unexercised options:

                                                               NUMBER OF
                                                              UNEXERCISED
                                                                OPTIONS            VALUE OF UNEXERCISED
                                   SHARES        VALUE        AT YEAR-END          IN-THE-MONEY OPTIONS
                                 ACQUIRED ON    REALIZED      EXERCISABLE/           AT YEAR-END (2)
             NAME                EXERCISE(#)     (1)($)     UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)
             ----                -----------   ----------   ----------------   ----------------------------
Jure Sola......................        --              --   872,251/395,749      $66,238,741/$30,053,179
Randy W. Furr..................    30,500      $1,825,790   321,884/234,216      $24,443,871/$17,786,363
Elizabeth D. Jordan............     3,000        $213,000      8,293/36,207          $629,770/$2,749,560
Michael J. Landy...............    30,000      $2,213,010    101,101/74,899        $7,601,670/$5,687,830
Bernard J. Whitney.............    39,567      $3,033,322        --/--                   --/--

---------------
(1) Based on the last reported sale price of Sanmina's Common Stock on the date of exercise.

(2) Based on a fair market value of $75.94, which was the last reported sale price of Sanmina's Stock on October 2, 1999.

           COMPENSATION COMMITTEE AND OFFICER STOCK COMMITTEE REPORTS

     The following reports are provided to stockholders by the members of the Compensation Committee and the Officer Stock Committee of the Board of Directors.

  Compensation Committee Report

     Compensation Philosophy. The goals of Sanmina's executive compensation program are to attract and retain executive officers who will strive for excellence, and to motivate those individuals to achieve superior performance by providing them with rewards for assisting Sanmina in meeting revenue and profitability targets.

     Compensation for Sanmina's executive officers consists of base salary and potential cash bonus, as well as potential long-term incentive compensation through stock options. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

     Cash-Based Compensation. Each fiscal year, the Compensation Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for Sanmina's executive officers. This base salary plan is based on industry and peer group surveys and performance judgements as to the past and expected future contributions of the individual executive officers. The Compensation Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading Sanmina.

     Each officer who served in an executive capacity throughout the last fiscal year, including the Chief Executive Officer, received a cash bonus for such service. These bonuses ranged in amount from approximately 50% annualized to approximately 125% of base salary. In determining the bonus paid to each officer

(other than the Chief Executive Officer), the Compensation Committee reviewed with the Chief Executive Officer the performance of each of the officers in their respective areas of accountability as compared to Sanmina's operating plan, and each officer's respective contribution to Sanmina's operating performance in its electronics manufacturing services, backplane assembly and subassembly and printed circuit board fabrication businesses. The members of the Compensation Committee (other than the Chief Executive Officer) reviewed these same factors in determining the bonus paid to the Chief Executive Officer.

                                          Respectfully submitted,

                                          Neil Bonke, Jure Sola and
                                          Bernard Vonderschmitt

  Officer Stock Committee Report

     Stock Options. During each fiscal year, the Officer Stock Committee considers the desirability of granting to executive officers awards under Sanmina's Amended 1990 Incentive Stock Plan, which allows for the grant of longer-term incentives in the form of stock options. In fixing the grants of stock options to executive officers (other than the Chief Executive Officer) in the last fiscal year, the Committee reviewed with the Chief Executive Officer the recommended individual award, taking into account the officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer, and the number of options previously granted to the officer. All stock options granted to executive officers in the last fiscal year provide for vesting over a five-year period. During the fiscal year ended October 2, 1999, an option award exercisable for up to 125,000 shares of Sanmina's Common Stock was made to the Chief Executive Officer and options exercisable for up to 277,500 shares were granted to all executive officers as a group. In addition, in October 1999, in part in recognition of their performance during fiscal 1999, the Officer Stock Committee approved grants of options in the amount of 125,000 and 100,000 to the Chief Executive Officer and Chief Operating Officer, respectively.

                                          Respectfully submitted,

                                          Neil Bonke and
                                          Bernard Vonderschmitt

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder returns for Sanmina's Common Stock, the Nasdaq Stock Market Index, and an index based on companies in a peer group (Standard Industrial Classification 3670
 -- Electronic Components). The graph assumes the investment of $100 on September 30, 1993. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*
               AMONG SANMINA CORPORATION, THE NASDAQ STOCK MARKET
                         (U.S.) INDEX AND A PEER GROUP

                                                                               NASDAQ STOCK MARKET
                                                   SANMINA CORPORATION               (U.S.)                    PEER GROUP
                                                   -------------------         -------------------             ----------
Sep-94                                                       100                        100                         100
Sep-95                                                    196.91                     138.12                      198.66
Sep-96                                                    331.96                     163.91                      152.37
Sep-97                                                    713.92                     225.05                      227.65
Sep-98                                                    463.92                     228.89                      111.65
Oct-99                                                   1276.29                     371.62                       239.2

* $100 Invested on 9/30/93 in Stock or Index -- including reinvestment of dividends. Fiscal year ending October 2.

                                PROPOSAL NO. 2:

         APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Company's Restated Certificate of Incorporation (the "Certificate"), as currently in effect, provides that authorized capital stock shall consist of 200,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). On December 13, 1999, the Company's Board of Directors approved an amendment to the Certificate (the "Amendment") to increase the number of shares of Common Stock authorized for issuance under the Certificate by 300,000,000 to a total of 500,000,000 shares. As more fully described below, the proposed Amendment is intended to provide the Company flexibility to meet future needs for unreserved Common Stock. The affirmative vote of holders of a majority of shares of Common Stock represented at the meeting is necessary to approve the Amendment. The Board of Directors recommends that stockholders vote FOR approval of the Amendment. The reasons for and the possible effects of the amendment to the Certificate and certain information regarding the Certificate are set forth below.

     Reasons for Amendment. As of October 2, 1999, 58,891,980 shares of Common Stock, par value $0.01 per share, were issued and outstanding and 12,614,811 were reserved for issuance under the Company's stock option and stock purchase plans. During fiscal 1999, Sanmina issued convertible subordinated notes in the amount of $350,000,000. Sanmina has reserved 4,035,181 shares of Common Stock for issuance upon conversion of these notes. Sanmina's market capitalization has increased from $1,357,000,000 as of September 30, 1998 to $4,472,000,000 as of
October 2, 1999.

THE NUMBER OF SHARES REMAINING AVAILABLE IS NOT CONSIDERED ADEQUATE FOR THE COMPANY'S FUTURE POSSIBLE REQUIREMENTS.

     Although the Company has no firm plans to use the additional authorized shares of Common Stock, the Company's Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. In particular, the Company's Board of Directors believes that the current number of authorized shares needs to be increased to provide the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions of property, establishing strategic relationships with corporate partners, employee benefit plans and for other general corporate purposes. Currently there are no plans, agreements or arrangements in place requiring the utilization of these additional shares for financing, corporate mergers, acquisitions of property, establishment of strategic relationships with corporate partners, employee benefit plans or other general corporate purposes. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking stockholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

     The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company. If the Amendment is adopted, it will become effective upon filing of the Amendment with the Secretary of the State of Delaware. Stockholder approval may be required if it is proposed that any such shares, other than those shares provided for by the terms of 1999 Stock Plan, are to be added to the number of shares reserved for issuance under the Company's option plans, in compliance with applicable rules and laws.

     Possible Effects of the Amendment. If the proposed Amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of stockholders of the Company, except as provided under the Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

     In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price.

     The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed Amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

                                PROPOSAL NO. 3:

         CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of Sanmina for the year ending September 30, 2000. Arthur Andersen LLP has audited the financial statements of Sanmina for each fiscal year since the fiscal year ending September 30, 1992. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is necessary to appoint Arthur Andersen LLP as Sanmina's independent public accountants and the Board of Directors recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     Sanmina's Certificate of Incorporation, as amended, provides that the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances shall be eliminated to the fullest extent permitted by Delaware law. The Certificate of Incorporation, as amended, also authorizes Sanmina to indemnify its directors and officers to the fullest extent permitted by Delaware law. Sanmina has entered into indemnification agreements with its officers and directors providing such indemnification. The indemnification agreements may require Sanmina, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance.

     On April 4, 1999, Sanmina loaned $500,000 to Mr. Randy Furr, Sanmina's President and Chief Operating Officer. Mr. Furr executed a promissory note in favor of Sanmina which bears interest at a rate of 4.67% and matured on August 27, 1999. The loan was repaid on August 27, 1999 (representing $500,000 in principal and $8,756 in accrued interest).

     During fiscal 1998, Mario M. Rosati, a nominee for election to the Board of Directors of Sanmina, and Christopher D. Mitchell, Secretary of Sanmina, were also members of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). Sanmina retained WSGR as its legal counsel during the fiscal year. Sanmina plans to retain WSGR as its legal counsel again during fiscal 2000. The amounts paid by Sanmina to WSGR were less than 5% of WSGR's total gross revenues for its last completed fiscal year.

                                 OTHER MATTERS

     Sanmina knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

     SANMINA WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF SANMINA'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 2700 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134.

  SANMINA CORPORATION                                                     PROXY
  -----------------------------------------------------------------------------

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  2000 ANNUAL MEETING OF STOCKHOLDERS -- JANUARY 28, 2000

  The undersigned stockholder of SANMINA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 27, 1999, and 1999 Annual Report to Stockholders and hereby appoints Jure Sola, Randy W. Furr, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of SANMINA CORPORATION to be held on January 28, 2000 at 11:00 a.m., local time, at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on reverse.

1. ELECTION OF DIRECTORS:

   John C. Bolger; Neil R. Bonke; Randy W. Furr; Joseph M. Schell; Jure Sola;      [ ]  FOR ALL                      [ ] WITHHOLD
   Mario M. Rosati; Bernard V. Vonderschmitt                                            NOMINEES LISTED
                                                                                        TO THE LEFT (EXCEPT AS
                                                                                        INDICATED.)

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.

2. Proposal to approve the amendment to the Restated Certificate of                  [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN
Incorporation to increase the number of authorized shares of Common Stock:

3. Proposal to ratify the appointment of Arthur Andersen LLP as the independent      [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN
public accountants of Sanmina for its fiscal year ending September 30, 2000:

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted for the election of directors, for the ratification of the appointment of Arthur Andersen LLP as independent public accountants, and as said proxies deem advisable on such other matters as may properly come before the meeting.


                                      Dated:____________________ , 2000

                                      (Signature(s))
                                      (This Proxy should be marked, dated and
                                      signed by the stockholder(s) exactly as
                                      his, her or its name appears hereon,
                                      and returned promptly in the enclosed
                                      envelope. Persons signing in a
                                      fiduciary capacity should so indicate.
                                      If shares are held by joint tenants or
                                      as community property, both should sign.)


   Proxy #                  Account #              Issue or Issuer #